Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A, No. 33-63685) of Morgan Stanley Insight Fund and to the incorporation by reference of our report, dated January 22, 2019, on Morgan Stanley Insight Fund (formerly Morgan Stanley Multi Cap Growth Trust) included in the Annual Report to shareholders for the fiscal year ended November 30, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 26, 2019